Exhibit 10.11

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FIRST AMERICAN

PROPERTY & CASUALTY INSURANCE COMPANY

January 1, 2003

Multifamily Community Insurance Agency, Inc.

11140 Rockville Pike, PMB 1200

Rockville, MD 20852

Re: Profit Share Program

Dear Nevel,

The profit share program is a big factor in the growth and profitability of this program and company.

In order for the company to better estimate and expense the total pay out for this program for any one year, the average loss incurred amount for your brokerage of the most recent calendar year, will be used to calculate the pay out for each year.

First American Property & Casualty Insurance Company must end each year with an overall loss ratio of 65.0% or less in order to pay out any profit share bonus money.

In order for your brokerage to participate in this program, your year-end loss ratio must be 40.0% or lower. Our Company expense percentage will be fixed at the industry standard 36%. The loss ratio and percentage of profit is based on Earned Premium during the calendar year.

As you can see in the example on the next page, your 20% profit share percentage is designed to encourage growth and to reward profitability.

Please give me a call if you have any questions or concerns.

Best regards,

/s/ Kelly Dunn

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FIRST AMERICAN

PROPERTY & CASUALTY INSURANCE COMPANY

Profit Share Calculation

Written Premium:	$1,000,000		$3,000,000

Earned Premium:	$1,000,000		$3,000,000

Losses Incurred @ 40%:	$(375,000)	(@35%	$1,050,000)

Company Expenses @ 36% X E/P):	$(360,000)		$(1,080,000)

Profit:	$265,000		$870,000

Profit Share Pay Out (20% X Profit):	$53,000		$174,000